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                                                                 Exhibit 23(a)-3


                              THE ONE HUNDRED FUND, INC.

                                ARTICLES SUPPLEMENTARY

     The One Hundred Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies as follows:

     1. The Corporation is authorized to issue a total of Ten Million (10,000,000) shares of capital stock, all of one class, having a par value of One Cent ($0.01) per share and an aggregate par value of One Hundred Thousand Dollars ($100,000.00). Pursuant to resolutions adopted by the Corporation's Board of Directors on October 24, 1991, the Corporation has been authorized to issue a total of One Hundred Million (100,000,000) shares of capital stock, all of one class, having a par value of One Cent ($0.01) per share and an aggregate par value of One Million Dollars ($1,000,000.00).

     2. The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     3. The total number of shares of capital stock that the Corporation has authority to issue has been increased by its Board of Directors in accordance with Section 2-105(c) of Title 2 of the Maryland General Corporation Law.

     IN WITNESS WHEREOF, The One Hundred Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary or Assistant Secretary this 24th day of October, 1991.
                                                      ----
                              THE ONE HUNDRED FUND, INC.

                              By:  William M. B. Berger
                                 ---------------------------
                                   William B. Berger,
                                   President

ATTEST:

Patricia M. Blaha
----------------------------------
Patricia M. Blaha, Asst. Secretary

     The undersigned, President of The One Hundred Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein are true in all material respects, under penalties of perjury.

                              William M. B. Berger
                              ----------------------------
                              William B. Berger, President